EXHIBIT 2.1

                    PURCHASE AND SALE AGREEMENT


                       Dated May 1, 1998

                       By and Among

              Future Petroleum Corporation, a Utah Corporation;

                Energy Capital Investment Company PLC,
                  an English investment company;

                EnCap Equity 1994 Limited Partnership,
                  a Texas limited partnership; and

                     NCI Enterprises, Inc.,
                      a Texas corporation

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                         TABLE OF CONTENTS

                                                                 Page



RECITALS:                                                        1

ARTICLE I  Definitions, References and Construction              2
Section 1.1.  Certain Defined Terms                              2
Section 1.2.  References and Construction                        4

ARTICLE II  Agreement to Purchase and Sell Interests             5
Section 2.1.     Conveyance of LP Interests                      5
Section 2.2.     Purchase Price and Payment for LP Interests     5
Section 2.3.     Conveyance of GP Interest                       5
Section 2.4.     Purchase Price and Payment for GP Interest      5

ARTICLE III  Representations and Warranties of Sellers           5
Section 3.1.  Organization and Existence                         5
Section 3.2.  Power and Authority                                5
Section 3.3.  Valid and Binding Agreement                        6
Section 3.4.  Non-Contravention                                  6
Section 3.5.  Approvals                                          6
Section 3.6.  Pending Litigation                                 7
Section 3.7.  Title to Interest.                                 7
Section 3.8.  The Partnership                                    7
Section 3.9.  Investment Experience                              7
Section 3.10. Investment Intent                                  8
Section 3.11. Restricted Securities                              8
Section 3.12. Legend                                             8
Section 3.13. Accuracy of Information.                           8
Section 3.14. No Solicitation                                    9
Section 3.15. Accredited Investor                                9
Section 3.16. Disclaimer of Warranties                           9

ARTICLE IV  Representations and Warranties of Buyer              9
Section 4.1.  Organization and Existence                         9
Section 4.2.  Power and Authority                                9
Section 4.3.  Valid and Binding Agreement                       10
Section 4.4.  Non-Contravention                                 10
Section 4.5.  Approvals                                         10
Section 4.6.  Pending Litigation                                10
Section 4.7.  Knowledgeable Purchaser                           10
Section 4.8.  Closing Shares.                                   11
Section 4.9.  SEC Filings                                       11

ARTICLE V  Certain Covenants Regarding Information and
           Confidentiality                                      11
Section 5.1.  Access to Information                             11
Section 5.2.  Confidentiality                                   12

ARTICLE VI  Conditions Precedent to the Obligations of the Parties;
            Termination Rights                                  13
Section 6.1. Conditions Precedent to the Obligations of Buyer   13
Section 6.2. Conditions Precedent to the Obligations of Sellers 13

ARTICLE VII  Closing of Transaction                             14
Section 7.1.  The Closing                                       14
Section 7.2.  Sellers' Closing Obligations                      14
Section 7.3.  Buyer's Closing Obligations                       15
Section 7.4.  Delivery of Files                                 16
Section 7.5.  Agreement Regarding Execution and Delivery        16

ARTICLE VIII  Certain Agreements Regarding Partnership Costs and
              Expenses and Other Matters                        16
Section 8.1.  Partnership Costs and Expenses                    16
Section 8.2.  Production Proceeds                               17

ARTICLE IX  Agreement Regarding Specified Breach                17

ARTICLE X  Notices                                              19

ARTICLE XI  Commissions                                         20

ARTICLE XII  Miscellaneous Matters                              20
Section 12.1.  Survival of Provisions                           20
Section 12.2.  Further Assurances                               20
Section 12.3.  Binding Effect; Successors and Assigns           21
Section 12.4.  Expenses                                         21
Section 12.5.  Entire Agreement                                 21
Section 12.6.  Public Statements                                21
Section 12.7.  Injunctive Relief                                21
Section 12.8.  Deceptive Trade Practices                        21
Section 12.9.  Amendments                                       22
Section 12.10. Severability                                     22
Section 12.11. No Waiver.                                       22
Section 12.12. Governing Law.                                   22
Section 12.13. Counterparts                                     22

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                PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated May 1, 1998, is made by and among Future Petroleum Corporation, a Utah corporation ("Buyer"), Energy Capital Investment Company PLC, an English investment company ("Energy PLC"), EnCap Equity 1994 Limited Partnership, a Texas limited partnership ("EnCap LP"), and NCI Enterprises, Inc., a Texas corporation ("NCI").

     RECITALS:

A. Reference is herein made to NCI-Shawnee Limited Partnership, a Texas limited partnership (the "Partnership").

B. NCI is the sole general partner of the Partnership and herein sometimes called the "GP Seller". The interest of NCI as a general partner in the Partnership is herein called the "GP Interest".

C. Energy PLC and EnCap LP are the limited partners of the Partnership and are herein sometimes called the "LP Sellers". The interest of Energy PLC as a limited partner in the Partnership is herein called the "Energy PLC LP Interest". The interest of EnCap LP as a limited partner in the Partnership is herein called the "EnCap LP Interest". The Energy PLC Interest and the EnCap LP Interest are herein collectively called the "LP Interests".

D.     GP Seller and LP Sellers are herein sometime called "Sellers".  The
GP Interest and the LP Interests are herein sometimes called the "Interests".

E. GP Seller desires to sell to Buyer, and Buyer desires to purchase from GP Seller, the GP Interest, on the terms and conditions contained herein.

F. Each LP Seller desires to sell to Buyer, and Buyer desires to purchase from each LP Seller, such LP Seller's respective LP Interest, on the terms and conditions contained herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Buyer and Sellers do hereby agree as follows:

     ARTICLE I

     Definitions, References and Construction

Section 1.1. Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this
Section 1.1 or in the section, subsections or other subdivisions referred to below:

"Agreement" shall mean this Agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

"Buyer" shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

"Closing" and "Closing Date" shall have the respective meanings assigned to such terms in Section 7.1.

"Closing Costs" shall mean the reasonable third party out-of-pocket costs and expenses incurred by Buyer and LP Sellers in connection with the preparation, negotiation and execution of this Agreement and all related documents, including the fees and expenses of legal counsel to LP Sellers.

"Closing Shares" shall mean the shares of Common Stock described in Sections 2.2 and 2.4.

"Commission" shall mean the Securities and Exchange Commission (or any successor body thereto).

"Common Stock" shall mean shares of common stock of Buyer, $0.01 par value per share, and any shares issued or issuable with respect thereto by way of a stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

"Consolidated" refers to the consolidation of any person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a person's Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such person and its properly consolidated subsidiaries.

"Effective Date" shall mean (a) when used with respect to the GP
Interest, 6:59 a.m. local time on December 1, 1997, and (b) when used with respect to the LP Interests, 7:00 a.m. local time on December 1, 1997.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated under such Act.

"Future Nevada" shall mean Future Energy Corporation, a Nevada corporation and a wholly-owned subsidiary of Buyer.

"Future Texas" shall mean Future Petroleum Corporation, a Texas corporation.

"GAAP" shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Buyer and its Consolidated subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements.

"GP Seller" shall have the meaning assigned to such term in Paragraph B of the Recitals hereto.

"Initial Financial Statements" shall have the meaning assigned to such term in Section 4.9.

"Interests" shall have the meaning assigned to such term in Paragraph D of the Recitals hereto.

"LP Interest" shall have the meaning assigned to such term in Paragraph C of the Recitals hereto.

"LP Sellers" shall have the meaning assigned to such term in Paragraph C of the Recitals hereto.

"Notes" shall have the meaning assigned to such term in Section 7.3(e).

"Partnership" shall have the meaning assigned to such term in Paragraph A of the Recitals hereto.

"Partnership Agreement" shall mean that certain Agreement of Limited Partnership establishing the Partnership dated as of October 28, 1994, as amended.

"Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations under such Act.

"Security Related Documents" shall mean the agreements, documents and other instruments listed in Exhibit 2.1--Security Related Documents.

"Sellers" shall have the meaning assigned to such term in Paragraph D of the Recitals hereto.

Section 1.2.  References and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g) The word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

(h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i)     All references herein to "$" or "dollars" shall refer to U.S.
Dollars.

(j) Exhibits 2.1--Security Related Documents, 6.2(d), 7.2(a), 7.2(b), 7.2(c), and 7.3(e) are attached hereto. Each such Exhibit is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

                            ARTICLE II

                Agreement to Purchase and Sell Interests

Section 2.1. Conveyance of LP Interests. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, each LP Seller shall sell to Buyer, and Buyer shall purchase and accept from the LP Seller, such LP Seller's LP Interest effective as of the Effective Date.

Section 2.2.     Purchase Price and Payment for LP Interests.   In
consideration of the transfer by each LP Seller to Buyer of such LP Seller's LP Interest, Buyer shall tender to such LP Seller an aggregate purchase price consisting of (a) a promissory note in the principal amount set forth opposite such LP Seller's name below and (b) the number of shares of Common Stock set forth opposite such LP Seller's name below:

Seller                Principal Amount               No.of Shares

Energy PLC            $247,653.12                    18,762

EnCap LP              $412,346.88                    31,238

Section 2.3. Conveyance of GP Interest. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, GP Seller shall sell to Buyer, and Buyer shall purchase and accept from GP Seller, the GP Interest effective as of the Effective Date.

Section 2.4. Purchase Price and Payment for GP Interest. In consideration of the transfer by GP Seller to Buyer of the GP Interest, Buyer shall tender to GP Seller an aggregate purchase price consisting of 150,000 shares of Common Stock.


                         ARTICLE III

            Representations and Warranties of Sellers

Each Seller hereby severally and as to itself represents and warrants to Buyer as follows (except it is agreed that the representations and warranties contained in Sections 3.8(d) and 3.8(e) are being made by each LP Seller only to its knowledge without having made any independent investigation with respect to the matters referenced in such Sections):

Section 3.1. Organization and Existence. Such Seller is duly formed and validly existing under the laws of the jurisdiction of its formation.

Section 3.2. Power and Authority. Such Seller has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by such Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on its part.

Section 3.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by it and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 3.4. Non-Contravention. Neither the execution, delivery, and performance by such Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of any provision of the partnership agreement or other governing instruments of such Seller, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which such Seller is a party or by which such Seller or any of its properties may be bound,
(c) result in the creation or imposition of any lien or other encumbrance upon the properties of such Seller, or (d) violate any applicable law, rule or regulation binding upon such Seller.

Section 3.5. Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by such Seller in connection with the execution, delivery, or performance by such Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by such Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 3.6.  Pending Litigation.     There are no pending suits, actions,
or other proceedings in which such Seller is a party which affect such Seller's Interest or which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.7. Title to Interest. Such Seller (a) owns beneficially and of record such Seller's Interest and (b) has the absolute right to and, upon execution and delivery of the Assignment at Closing will, sell, assign, and transfer such Seller's Interest to Buyer free and clear of all Liens. For purposes of this Section, the term "Lien" shall mean any mortgage, pledge, security interest, lien, option, right, restriction on transfer or encumbrance of any nature other than restrictions that may be imposed by any federal or state securities laws or those that arise under the terms of the Partnership Agreement. Except by operation of this Agreement or the Partnership Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, commitments or claims of any nature granted or binding upon such Seller's granting or vesting in any party any claim or potential claim to such Seller's Interest.

Section 3.8.     The Partnership.

(a) The Partnership is duly formed and validly existing as a limited partnership under the laws of the State of Texas.

(b) The Partnership has all requisite partnership power and authority to own its properties and other assets and to conduct its business as currently conducted.

(c) Such Seller is in compliance in all material respects with the terms and provisions of the Partnership Agreement.

(d) All expenses and liabilities of the Partnership have been, and are being, paid timely by the Partnership in all material respects.

(e) There are no material liabilities of the Partnership other than as disclosed in (i) the Partnership's audited balance sheet as of December 31, 1996, and the related audited statements of income, stockholders' equity and cash flows for the year then ended, and the notes and schedules thereto, and
(ii) the Partnership's unaudited balance sheet as of December 31, 1997, other than liabilities which have arisen since December 31, 1997, in the ordinary course of business.

Section 3.9. Investment Experience. Such Seller is able to bear the economic risks of its investment in the Closing Shares, and consequently without limiting the generality of the foregoing, it is able to hold the Closing Shares acquired pursuant to the terms hereof for an indefinite period of time and has a sufficient net worth to sustain a loss of all or a portion of its investment in the Closing Shares in the event such loss should occur. Such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of an investment in the Closing Shares.

Section 3.10.     Investment Intent.  Such Seller is acquiring the
Closing Shares for its own account for investment and not with view to the distribution, resale, subdivision, or fractionalization thereof, and it has no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalizat-ion.

Section 3.11. Restricted Securities. Such Seller is aware that it must bear the economic risk of its investment in the Closing Shares for an indefinite period of time because the Closing Shares have not been registered under the Securities Act or under the securities laws of any state of the United States, and therefore cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available. Such Seller also recognizes that no U.S. federal or state agency has passed upon the Closing Shares to be issued hereunder to date or made any finding or determination as to the fairness of an investment in such shares. Such Seller agrees that the Closing Shares acquired by it hereunder shall not be sold, assigned, pledged, hypothecated or otherwise transferred unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.

Section 3.12. Legend. Such Seller acknowledges that a legend in substantially the following form will be placed on any certificate(s) evidencing the Closing Shares issued hereunder:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE WITH THE SECURITIES ACT."

Such Seller further understands that Buyer may refuse to register transfer of the Closing Shares issued hereunder in the absence of compliance with Rule 144 unless it furnishes Buyer with a "no-action" or interpretive letter from the Commission or an opinion of counsel reasonably acceptable to Buyer stating that the transfer may be effected without registration under the Securities Act.

Section 3.13.     Accuracy of Information.  All information which such
Seller has provided to Buyer or its agents or representatives concerning its suitability to hold the Closing Shares following the transactions contemplated hereby is complete, accurate and correct.

Section 3.14. No Solicitation. Such Seller was not any time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale or purchase of the Closing Shares under this Agreement.

Section 3.15. Accredited Investor. Such Seller is an "accredited investor," as such term is defined in Regulation D promulgated pursuant to the Securities Act.

Section 3.16. Disclaimer of Warranties. Other than those expressly set out in this Article III, each Seller hereby expressly disclaims any and all representations or warranties with respect to such Seller's Interest or the transaction contemplated hereby, and Buyer agrees that such Seller is selling its respective Interest to Buyer "where is" and "as is". Specifically as a part of (but not in limitation of) the foregoing, Buyer acknowledges that each Seller has not made, and each Seller hereby expressly disclaims, any representation or warranty (express, implied, under common law, by statute or otherwise) (a) as to the condition of the Partnership's oil and gas properties (INCLUDING WITHOUT LIMITATION, EACH SELLER DISCLAIMS ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) as to the compliance by the Partnership with applicable environmental laws, (c) as to the status of title to the Partnership's oil and gas properties, or (d) as to the extent of oil, gas and/or other mineral reserves, the recoverability of or the cost of recovering any of such reserves, the value of reserves, prices (or anticipated prices) at which production has been or will be sold and the ability to sell oil or gas production from the Partnership's oil and gas properties.

                       ARTICLE IV

          Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers as follows:

Section 4.1. Organization and Existence. Buyer is a corporation duly organized, legally existing and in good standing under the laws of the State of Utah.

Section 4.2. Power and Authority. Buyer has full corporate power and corporate authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer.

Section 4.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by
(a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4. Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not
(a) conflict with or result in a violation of any provision of the charter or bylaws or other governing instruments of Buyer, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (c) except as contemplated by this Agreement, result in the creation or imposition of any lien or other encumbrance upon the properties of Buyer, or (d) violate any applicable law, rule or regulation binding upon Buyer.

Section 4.5. Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, other than compliance with any applicable requirements of the Securities Act and any applicable state securities laws.

Section 4.6.  Pending Litigation.     There are no pending suits, actions,
or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.7. Knowledgeable Purchaser. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Interests for purchase, and is acquiring the Interests for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

Section 4.8. Closing Shares. The Closing Shares have been duly authorized for such issuance and, when issued and delivered by Buyer in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable. The issuance of the Closing Shares under this Agreement is not subject to any preemptive or similar rights.

Section 4.9. SEC Filings. Buyer is current in its obligations to file all periodic report and proxy statements with the Commission required to be filed under the Exchange Act. Buyer's Annual Report on Form-10KSB for the year ended December 31, 1997 (in this Section called the "SEC Document") does not contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing.
The audited Consolidated financial statements and unaudited Consolidated interim financial statements of Buyer included in the SEC Document (the "Initial Financial Statements") present fairly in all material respects, in conformity with GAAP applied on a consistent basis, the Consolidated financial position of Buyer as of the date thereof and its Consolidated results of operations and changes in financial position for the period then ended. Since December 31, 1997, there have been no material developments, transactions or events affecting Buyer (other than developments or events affecting the oil and gas exploration and production industry generally) other than as disclosed by Buyer in the SEC Document or to Sellers in writing. There are no material liabilities of Buyer (contingent or otherwise), other than as disclosed in the SEC Document and the financial statements included therein.

                           ARTICLE V

     Certain Covenants Regarding Information and Confidentiality


Section 5.1. Access to Information. From the date hereof until Closing, each Seller will use its reasonable best efforts to give Buyer, and its attorneys and other representatives, access at all reasonable times to the books and records of the Partnership and to any contract files, lease or other title files, production files, well files and other files of the Partnership pertaining to the ownership of the Partnership's properties, and each Seller will use its reasonable best efforts to arrange for Buyer, and its attorneys and other representatives, to have access to any such files in the respective office of the Partnership. No Seller shall be obligated to provide Buyer with access to any records or data which such Seller cannot provide to Buyer without, in its reasonable opinion, breaching confidentiality agreements with other parties. Buyer recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transactions contemplated hereby are made available to it as an accommodation and without representation or warranty of any kind as to the accuracy and completeness of such materials. From the date hereof until Closing, Buyer will furnish each Seller and its attorneys and other representatives such information with respect to Buyer as such Seller shall from time to time reasonably request. Buyer shall not be obligated to provide Sellers with access to any records or data which Buyer cannot provide to Sellers without, in its reasonable opinion, breaching confidentiality agreements with other parties.

Section 5.2.     Confidentiality.

(a) Each Receiving Party (as defined below) agrees that all Confidential Information (as defined below) shall be kept confidential by the Receiving Party and shall not be disclosed by the Receiving Party in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees, and authorized representatives (including without limitation attorneys, accountants, consultants, and financial advisors) of the Receiving Party (collectively, for purposes of this Section, "Receiving Party Representatives") as need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that each Receiving Party Representative shall be informed by the Receiving Party of the confidential nature of such information and shall be required to treat such information confidentially and that the Receiving Party and a Receiving Party Representative shall be responsible for any breach of this Section by such Receiving Party Representative), (ii) any disclosure of Confidential Information may be made to the extent to which the Disclosing Party (as defined below) consents in writing, (iii) Confidential Information may be disclosed by the Receiving Party or any Receiving Party Representative to the extent that, in the opinion of counsel for the Receiving Party or such Receiving Party Representative, the Receiving Party or such Receiving Party Representative is legally compelled to do so, provided that, prior to making such disclosure, the Receiving Party or such Receiving Party Representative, as the case may be, advises and consults with the Disclosing Party regarding such disclosure and provided further that the Receiving Party or such Receiving Party Representative, as the case may be, discloses only that portion of the Confidential Information as is legally required. The Receiving Party agrees that none of the Confidential Information will be used for any purpose other than in connection with the transactions contemplated hereby. The term "Confidential Information", as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of the Receiving Party from the Disclosing Party or its representatives pursuant to this Section and all similar information obtained from the Disclosing Party or its representatives by or on behalf of the Receiving Party prior to the date of this Agreement, other than information which (A) was or becomes generally available to the public other than as a result of disclosure by the Receiving Party or any Receiving Party Representative, (B) was or becomes available to the Receiving Party on a nonconfidential basis prior to disclosure to the Receiving Party by the Disclosing Party or its representatives, or (C) was or becomes available to the Receiving Party from a source other than the Disclosing Party and its representatives, provided that such source is not known by the Receiving Party (after reasonable due inquiry) to be bound by a legal, contractual or fiduciary obligation to the Disclosing Party. As used in this Section, the term "Receiving Party" shall mean (x) Buyer, when the Disclosing Party is a Seller, and (y) a Seller, when the Disclosing Party is Buyer. As used in this Section, the term "Disclosing Party" shall mean (xx) Buyer, when the Receiving Party is a Seller, and (yy) a Seller, when the Receiving Party is Buyer.

(b) If this Agreement is terminated, the Receiving Party shall promptly return at its expense, and shall cause all Receiving Party Representatives to promptly return at the Receiving Party's or such Receiving Party Representatives' expense, all Confidential Information to the Disclosing Party without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports, studies, or other documents prepared by the Receiving Party or the Receiving Party Representatives shall be destroyed (and the Receiving Party and each Receiving Party Representative shall certify such destruction in writing to the Disclosing Party if requested by the Disclosing Party).

                            ARTICLE VI

     Conditions Precedent to the Obligations of the Parties; Termination Rights

Section 6.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a) Each and every representation of each Seller under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.

(b) Each Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by each Seller prior to or at the Closing.

(c) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Buyer is not in breach of its obligations hereunder in the absence of a Seller also being in breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 5.2 and Article XI which will survive such termination).

Section 6.2.     Conditions Precedent to the Obligations of Sellers.
The obligations of Sellers under this Agreement are subject to the each of the following conditions being met:

(a) Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to by Sellers.

(b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Sellers) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(d) Sellers shall have received an opinion of counsel reasonably acceptable to Sellers dated the Closing Date covering the matters described in
Exhibit 6.2(d) and in a form reasonably acceptable to Sellers.

If any such condition on the obligations of Sellers under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) a Seller is not in breach of its obligations hereunder in the absence of Buyer also being in breach of its obligations hereunder, this Agreement may, at the option of a Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Section 5.2 and Article XI which will survive such termination).

     ARTICLE VII

     Closing of Transaction

Section 7.1. The Closing. The closing (herein called the "Closing") of the transaction contemplated hereby shall take place in the offices of Thompson & Knight, P.C., at 1700 Chase Tower, 600 Travis Street, Houston, Texas, at 10:00 a.m. Central Daylight Time, on April 30, 1998, or at such other date and time as the Buyer and Sellers may mutually agree upon (such date and time being herein called the "Closing Date").

Section 7.2.  Sellers' Closing Obligations.  At the Closing:

(a)     each LP Seller shall execute and deliver that certain
Assignment of Limited Partner Interest (the "LP Assignment"), substantially in the form attached hereto as Exhibit 7.2(a) in all material respects;

(b) GP Seller shall execute and deliver that certain Assignment of General Partner Interest (the "GP Assignment"), substantially in the form attached hereto as Exhibit 7.2(b) in all material respects;

(c) each Seller shall execute and deliver that certain Amendment No. 1 to Registration Rights Agreement, substantially in the form attached hereto as Exhibit 7.2(c) in all material respects;

(d) each Seller shall have tendered to the Partnership the cash amounts to be recontributed to the Partnership as provided in Section 8.1.

Section 7.3. Buyer's Closing Obligations. At the Closing, Buyer shall:

(a) deliver to Sellers a certificate of existence and good standing with respect to Buyer issued by appropriate public officials of the State of Utah and dated no earlier than three business days prior to the Closing Date;

(b) deliver to Sellers a certificate of existence and good standing with respect to Future Texas issued by appropriate public officials of the State of Texas and dated no earlier than three business days prior to the Closing Date;

(c) deliver to Sellers a certificate of existence and good standing with respect to Future Nevada issued by appropriate public officials of the State of Nevada and dated no earlier than three business days prior to the Closing Date;

(d) deliver to Sellers an "Omnibus Certificate" of the Secretary and President of each of Buyer, Future Texas and Future Nevada, which shall contain the names and signatures of the officers of Buyer, Future Texas and Future Nevada, respectively, authorized to execute this Agreement and the other documents contemplated hereby to which entity is a party and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of the resolutions duly adopted by the Board of Directors of Buyer, Future Texas and Future Nevada (as applicable), with respect to the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which such entity is a party; (ii) a copy of the charter documents of Buyer, Future Texas and Future Nevada (as applicable); and (iii) a copy of the bylaws of Buyer, Future Texas and Future Nevada (as applicable);

(e)     execute and deliver to LP Sellers the respective Renewal
Promissory Notes substantially in the form set forth in the attached
Exhibit 7.3(e) in all material respects (the "Notes");

(f)     issue and deliver to Sellers the Closing Shares;

(g) execute and deliver (or cause to be executed and delivered) to LP Sellers each of the Security Related Documents and any collateral to be delivered at Closing thereunder; and

(h) execute and deliver that certain Amendment No. 1 to Registration Rights Agreement substantially in the form attached hereto as Exhibit 7.2(c) in all material respects.

Section 7.4.  Delivery of Files.  Within 30 days after the Closing, GP
Seller shall deliver (or cause to be delivered) to Buyer the limited partnership files, records and other materials for the Partnership. Notwithstanding the foregoing, to the extent such files or other materials include items which cannot be provided to Buyer without, in the reasonable opinion of GP Seller, breaching confidentiality agreements with other parties, GP Seller shall have no obligation to furnish (or cause to be furnished) such items; provided, that if requested by Buyer, GP Seller shall identify any such agreement and use their reasonable best efforts to obtain an amendment or waiver of such agreement to permit such materials to be delivered to Buyer. Sellers may retain copies of all or any parts of the files or other materials so furnished, and all costs of copying such files shall be borne by Sellers. So long as such files or other materials so delivered by GP Seller to Buyer are maintained by Buyer, Buyer shall permit Sellers and their representatives to have access to the same; for a period of three years after Closing Buyer shall advise Sellers before it destroys any such files, records or other materials (and will, if requested by Sellers, deliver to Sellers any files or other materials it intends to destroy).

Section 7.5. Agreement Regarding Execution and Delivery. Buyer, for itself and on behalf of the Partnerships, hereby acknowledges and agrees that (a) the consummation of the transactions contemplated hereunder, including without limitation the extension of credit under the Notes, the guarantee by the Partnership of the Notes, and the granting of liens and security interests by Buyer, the Partnership and other parties to secure the Notes and such guarantee, are intended to be simultaneous for all intents and purposes, and (b) Buyer, the Partnership and such other parties shall be deemed to have executed and delivered each Security Related Document, immediately prior to or simultaneously with the extension of credit under the Notes.

                        ARTICLE VIII

     Certain Agreements Regarding Partnership Costs and Expenses and Other
Matters

Section 8.1.     Partnership Costs and Expenses.     Each of the
Sellers agrees that at the Closing it shall contribute cash to the Partnership in the respective amount set forth opposite such Seller's name below:

Seller                      Amount

Energy PLC                  $14,258.82

EnCap LP                    $23,741.18

NCI                         $473.40

Upon receipt by the Partnership of the amounts set forth above and the closing of the transactions contemplated hereby, there shall be no further adjustments hereunder or otherwise among the parties to take into account the Effective Date of the transfer of the GP Interest and the LP Interests hereby (and the revenues, costs and expenses attributable to the Partnership, whether before or after the Effective Date), it being agreed by the parties hereto that Buyer shall assume full responsibility for any and all costs and expenses of the Partnership, whether incurred before or after the Effective Date and (without limitation) whether an administrative or capital cost or expense of the Partnership.

Section 8.2. Production Proceeds. Notwithstanding that, by the terms of the various Security Related Documents, Future Texas and the Partnership are and will be assigning to LP Sellers all of the "Production Proceeds" (as defined therein) accruing to the property covered thereby, so long as no Default (as defined in that certain Purchase and Sale Agreement dated as of November 25, 1997, by and among Buyer, LP Sellers and Gecko Booty 1994 I Limited Partnership) has occurred Future Texas and the Partnership may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the liens created under the Security Related Documents, which liens are hereby affirmed and ratified. Upon the occurrence of a Default, LP Sellers may exercise all rights and remedies granted under the Security Related Documents, including the right to obtain possession of all Production Proceeds then held by Future Texas and the Partnership or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by LP Sellers to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Related Documents, nor shall any release of any Production Proceeds by LP Sellers to Future Texas or the Partnership constitute a waiver, remission, or release of any other Production Proceeds or of any rights of LP Sellers to collect other Production Proceeds thereafter.

                          ARTICLE IX

             Agreement Regarding Specified Breach

(a) The representations and warranties of Sellers contained in Sections 3.8(d) and (e) shall survive the Closing until the one-year anniversary of the Closing Date (in this Article IX called the "Survival Date").

(b) Subject to the terms and conditions of this Article IX, each Seller severally (and not jointly and severally) agrees to indemnify and hold harmless Buyer from and against any and all claims, actions, liabilities, damages, costs and expenses (including court costs and attorneys' fees) (in this Article IX, "Damages") incurred by Buyer by reason of or resulting from a breach by such Seller of its representations and warranties contained in Sections 3.8(d) and (e).

(c)     No Seller shall have any indemnification obligation under this
Article IX unless before the Survival Date it shall have received from Buyer written notice of the claim for or in respect of which indemnification is sought (in this Article IX, the "Notice"). The Notice shall set forth with reasonable specificity (i) the basis under this Article, and the facts that otherwise form the basis, of such claim and (ii) the estimate of the amount of the Damages and a calculation or explanation of how such amount was arrived.

(d) Any amounts due and owing Buyer by a Seller hereunder shall be satisfied solely by the transfer and assignment by such Seller to Buyer of the number of Closing Shares determined by the following formula: A = B/C, where "A" is the number of Closing Shares, where "B" is such Seller's several share of the Damages, and where "C" is the Average Price. Such transfer and assignment shall be made by a Seller within 20 days of the date on which it receives the Notice, unless such Seller in good faith disputes the claim set forth in the Notice, in which event such transfer and assignment shall be made within 20 days of the date on which such dispute is resolved (provided such dispute is resolved in favor of Buyer). As used in this subsection (d), the term "Average Price" shall equal the average of the last reported sales prices for the Common Stock for the 15 consecutive Trading Days (as defined below) immediately preceding the date of the Notice (or the date on which the dispute is resolved, if applicable and provided the dispute is resolved in favor of Buyer). The last reported sales price for each day shall be the last reported sale price of the Common Stock on such date on the exchange where it is primarily traded, or, if the Common Stock is not traded on an exchange, the Common Stock shall be valued at the last reported sale price on such date on the NASDAQ National Market System, or, if the Common Stock is not reported on the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices, the Common Stock shall be valued at the closing bid price (or average of bid prices) last quoted on such date as reported by an established quotation service for over-the-counter securities. As used above, the term "Trading Days" shall mean (i) if the Common Stock is listed or admitted for trading on any generally recognized U.S. securities exchange, days on which such securities exchange is open for business and (ii) if the Common Stock is quoted on the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system.

(e) Notwithstanding anything to the contrary herein, no indemnification shall be required to be made by Sellers pursuant to this
Article IX except to the extent that the aggregate amount of the Damages exceeds $10,000.

(f) Notwithstanding anything to the contrary herein, (i) the maximum aggregate number of Closing Shares GP Seller shall be obligated to transfer and assign to Buyer hereunder shall be 150,000 and (ii) the maximum aggregate number of Closing Shares LP Sellers shall collectively be obligated to transfer and assign to Buyer hereunder shall be 50,000.


                              ARTICLE X

                               Notices

All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to LP Sellers:     Energy Capital Investment Company PLC
                      EnCap Equity 1994 Limited Partnership
                      % EnCap Investments L.C.
                      1100 Louisiana
                      Suite 3150
                      Houston, Texas  77002
                      Attention: Colin Nisbeth
                      Fax No.: 713-659-6130

with a copy to:

                      Michael K. Pierce
                      Thompson & Knight, P.C.
                      1700 Chase Tower
                      600 Travis
                      Houston, Texas  77002
                      Fax No.: 713-217-2828

If to GP Seller:     NCI Enterprises, Inc.
                     310 West Wall Street
                     Suite 705
                     Midland, Texas 79702
                     Attention: Wayne Newkumet
                     Fax No.: 915-687-2519

If to Buyer:         2351 West Northwest Highway
                     Suite 2130
                     Dallas, Texas  75220
                     Attention: Carl Price
                     Fax No.: 214-350-8382

and shall be considered delivered on the date of receipt. Either Buyer or a Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Article, at least ten (10) days prior to the effective date of such change of address.

                           ARTICLE XI

                          Commissions

Each Seller severally agrees to indemnify and hold harmless Buyer from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, such Seller with any broker or finder in connection with this Agreement or the transactions contemplated hereby. Buyer agrees to indemnify and hold harmless Sellers from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transactions contemplated hereby.


                            ARTICLE XII

                       Miscellaneous Matters

Section 12.1. Survival of Provisions. All representations and warranties made herein by Buyer and Sellers shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time, and (except as provided in Article IX) all of such representations and warranties shall survive the Closing and the delivery of the Assignments. The provisions of, and the obligations of the parties under, Article VIII (to the extent the same are, by mutual agreement, not performed at Closing), and Articles IX through XII inclusive shall survive the Closing and the delivery of the Assignments.

Section 12.2. Further Assurances. From time to time after the Closing, at the request of any party hereto and without further consideration, each Seller, on the one hand, and Buyer, on the other hand, shall execute and deliver to the requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

Section 12.3. Binding Effect; Successors and Assigns. The Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. Buyer, on the one hand, or a Seller, on the other hand, shall have the right to assign its rights under this Agreement, without the prior written consent of Sellers or Buyer (as applicable) first having been obtained.

Section 12.4. Expenses. LP Sellers, on the one hand, and Buyer, on the other hand, shall each bear and pay one-half of all Closing Costs.

Section 12.5. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. Time is of the essence in this Agreement.

Section 12.6. Public Statements. Sellers and Buyer shall consult with each other with regard to all publicity and other releases at or prior to Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither Buyer, on the one hand, nor a Seller, on the other hand, shall issue any publicity or other release without furnishing the other a copy of such publicity or release no less than one business day prior to release.

Section 12.7. Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement (including Section 5.2) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

Section 12.8. Deceptive Trade Practices. To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer can and does expressly waive the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Texas Business & Commerce Code, other than Section 17.555, which is not waived, and all other consumer protection laws of the State of Texas, or any other state, applicable to this transaction that may be waived by the parties. In connection with such waiver, Buyer represents to Sellers that they (a) are in the business of seeking or acquiring by purchase or lease, goods or services for commercial or business use, (b) have knowledge and experience in financial and business matters that enable them to evaluate the merits and risks of the transactions contemplated hereby and (c) are not in a significantly disparate bargaining position.

Section 12.9. Amendments. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by Buyer and Sellers; provided, that any amendment, modification, supplement, restatement, discharge or waiver to or under any document or other instrument relating to the securitization of the Notes shall require the written consent of the Buyer and the LP Sellers (and not the GP Seller)

Section 12.10. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

Section 12.11. No Waiver. The failure of any party hereto to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 12.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 12.13. Counterparts. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

"SELLERS":

ENERGY CAPITAL INVESTMENT COMPANY PLC


By: /s/ Gary R. Petersen
Name: Gary R. Petersen
Title: Director


ENCAP EQUITY 1994 LIMITED PARTNERSHIP

By: ENCAP INVESTMENTS L.C., General Partner


By: /s/ Gary R. Petersen
Name: Gary R. Petersen
Title:  Managing Director


NCI ENTERPRISES, INC.


By: /s/ Wayne Newkumet
Name: Wayne Newkumet
Title: Vice President


"BUYER":

FUTURE PETROLEUM CORPORATION, a Utah
Corporation


By: /s/ Carl Price
Name: Carl Price
Title: President